CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 20, 2000, February 15, 2001 and June 15, 2001, relating to the audited financial statements and financial highlights which appear in the October 31, 2000 Annual Reports to Shareholders of IRA Capital Preservation Portfolio (of UAM Funds Trust) and NWQ Special Equity Portfolio (of UAM Funds Inc.), the December 31, 2000 Annual Reports to Shareholders of Heitman Real Estate Portfolio (of UAM Funds Trust) and Analytic Enhanced Equity Portfolio (of UAM Funds Inc., II), and the April 30, 2001 Annual Report to Shareholders of Clipper Focus Portfolio (of UAM Funds Trust), respectively, which are also incorporated by reference into this Registration Statement. We also consent to the reference to us under the heading "Financial Information" in such Registration Statement.

Philadelphia, Pennsylvania

October 25, 2001

/s/ PricewaterhouseCoopers LLP